Exhibit 4.1

This security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository, which may be treated by the Company, the Trustee and any agent thereof as owner and holder of this Security for all purposes.  This Global Security is exchangeable for securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described and may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

Unless this Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. 1
CUSIP No. 494368 BK8	PRINCIPAL AMOUNT: $250,000,000
ISIN No. US494368BK89

KIMBERLY-CLARK CORPORATION

FLOATING RATE NOTES DUE MAY 15, 2016

Kimberly-Clark Corporation, a corporation duly incorporated and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on May 15, 2016, and to pay interest thereon from May 23, 2013, or from the most recent Interest Payment Date to which interest has been paid or duly provided for quarterly on February 15, May 15, August 15 and November 15 of each year and on the maturity date, commencing August 15, 2013, at the rate determined in accordance with the provisions set forth on the reverse hereof, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided however, that interest payable on any maturity date shall be payable to the Person to whom the principal of the Securities shall be payable.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:	May 23, 2013
KIMBERLY-CLARK CORPORATION

By:
Karen L. Leets
Vice President and Treasurer

[SEAL]		Attest:
Steven W. Milton
Assistant General Counsel and
Assistant Secretary

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This is one of the Securities

of the series designated

therein referred to in the

within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as successor Trustee

By:
Authorized Officer

[Reverse of Note]

KIMBERLY-CLARK CORPORATION

FLOATING RATE NOTES DUE MAY 15, 2016

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a First Amended and Restated Indenture dated as of March 1, 1988, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $250,000,000.

Interest on the Securities are payable quarterly on February 15, May 15, August 15, and November 15 of each year and on the maturity date (each, an ‘‘Interest Payment Date’’), commencing August 15, 2013, to the persons in whose names the Securities are registered at the close of business on February 1, May 1, August 1 or November 1, as applicable (in each case, whether or not a business day), immediately preceding the related interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal the Securities is payable. Interest on the Securities will be computed on the basis of the actual number of days elapsed over a 360-day year.

Interest payable on any Interest Payment Date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Securities) to, but excluding, such Interest Payment Date or maturity date, as the case may be. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, such Interest Payment Date will be postponed to the immediately succeeding day that is a business day, except that if such business day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding business day. If the maturity date of the Securities falls on a day that is not a business day, the related payment of principal and interest will be made on the immediately succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding business day.

For purposes of the Securities, by ‘‘business day’’ we mean a day other than a Saturday or Sunday which is not a day when banking institutions in New York City are authorized or required by law, regulation or executive order to be closed, and that is also a ‘‘London business day,’’ which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term ‘‘maturity,’’ when used with respect to the Securities, means the date on which the principal of such Securities or an installment of principal becomes due and payable as therein provided or as provided in the Indenture, whether at the stated maturity or by declaration of acceleration, repayment or otherwise.

The Securities shall bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) plus 0.120% (12 basis points). The interest rate for the initial interest period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus 0.120% per annum. The ‘‘initial interest period’’ will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each ‘‘interest reset period’’ will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the Securities will be the period from and including the interest reset date immediately preceding the maturity date of such Securities to but excluding the maturity date.

If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day.

The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The ‘‘interest determination date’’ will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), or its successor appointed by us, will act as calculation agent. LIBOR means the rate determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i)                  LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. ‘‘Reuters Screen LIBOR01 Page’’ means the display designated on page ‘‘LIBOR01’’ on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii)               With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate for the Securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify the Company and the Trustee (if the calculation agent is not the Trustee) of the interest rate for the new interest reset period. Upon request of a holder of the Securities, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the holders and us, absent manifest errors.

The Securities will not be redeemable.

The Securities will not be entitled to any sinking fund.

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem this series of Securities, the Company will make an offer to each Holder of Securities to repurchase all or any part (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of repurchase.  Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.  The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

•                  accept for payment all Securities or portions of Securities (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Company’s offer;

•                  deposit with the Trustee an amount equal to the aggregate repurchase price in respect of all Securities or portions of Securities properly tendered; and

•                  deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities being purchased by the Company.

The Trustee will promptly mail to each Holder of Securities properly tendered the repurchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange

Act), other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means the Company’s capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right so to vote has been suspended by the happening of such a contingency.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Upon due presentment for registration of transfer of this Security at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof.  If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, registered in such names as such Depositary shall direct, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms and of differing denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.  Except as provided above, owners of beneficial interests in this global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except that in the event the Company deposits money or Government Obligations as provided in Section 402 of the Indenture, such payments will be made only from proceeds of such money or Government Obligations.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All capitalized terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.